Exhibit 21.1

Registrant’s Subsidiaries	Jurisdiction of Formation

Adventure Two S.A.	Marshall Islands

Adventure Three S.A.	Marshall Islands

Adventure Four S.A.	Marshall Islands

Adventure Five S.A.	Marshall Islands

Adventure Six S.A.	Marshall Islands

Adventure Seven S.A.	Marshall Islands

Adventure Eight S.A.	Marshall Islands

Adventure Nine S.A.	Marshall Islands

Adventure Ten S.A.	Marshall Islands

Adventure Eleven S.A.	Liberia

Adventure Twelve S.A.	Liberia

Adventure Fourteen S.A.	Liberia

Adventure Fifteen S.A.	Liberia